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                                                                    EXHIBIT 23.6


                         Independent Auditors' Consent



We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 of FPA Medical Management, Inc. of our report dated February 28, 1997, with respect to the consolidated statements of financial position of Health Partners, Inc. and Subsidiaries as of December 31, 1994, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of FPA Medical Management, Inc. dated December 9, 1997.

We also consent to the reference to our firm under the heading "Experts" in the Form S-3 of FPA Medical Management, Inc.



/s/ KPMG Peat Marwick LLP

White Plains, New York
December 18, 1997